Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR (ii) THAT SUCH INFORMATION THAT DISCLOSURE OF WHICH WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****].

MASTER PROFESSIONAL SERVICES AGREEMENT

This Master Professional Services Agreement (the “Agreement”) is entered into as of July 2, 2025 (the “Effective Date”) by and between LIS Technologies Inc., a Nevada corporation, with its offices at 1441 Broadway 30th Floor, New York, NY 10018 (“Client”) and Starfire Industries, LLC, an Illinois limited liability company, with offices at 3310 N. Duncan Road, Champaign, IL 61822-8948, USA (“Provider”). Client and Provider shall be referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meaning assigned to such terms in this Agreement.

1.	TERM

This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (a) December 31st, 2029 and (b) termination in accordance with the terms of this Agreement (the “Master Term”). Each SOW shall be effective as of the date set forth in the applicable SOW and shall continue in full force and effect until the earlier of (i) the end date set forth in such SOW or, if no end date is specified, then upon completion of all work and provision of all Deliverables under the applicable SOW and (ii) termination in accordance with the terms of this Agreement or the applicable SOW (the “SOW Term”). In the event this Agreement is terminated, all of the SOWs then-in-effect shall also terminate unless Client expressly requests otherwise. In the event that Client requests that one or more SOWs not terminate as set forth in the preceding sentence, then the terms and conditions of this Agreement shall continue in full force and effect, and shall continue to apply, with respect to such SOW(s) for the respective SOW Terms.

2.	STRUCTURE

A.	Master Agreement.

This Agreement is intended to serve as the framework for entering into separate statements of work for services (each, a “Statement of Work” or “SOW”). The SOWs entered into under this Agreement shall be in a form substantially similar to the form set forth in Attachment A, for Services with defined Deliverables and scope of Services. Unless otherwise agreed by the Parties, all SOWs that are entered into under this Agreement shall be governed by the terms of this Agreement and are hereby made part of and incorporated into this Agreement. In the event of a conflict between this Agreement and a SOW, the terms of this Agreement shall prevail, unless the SOW expressly references the specific provision in this Agreement to be modified by the SOW.

B.	Statement of Work Content.

Each SOW shall include, (i) a description of the services and any applicable specifications for such services to be provided by Provider; (ii) the SOW Term; (iii) a description of the resources to be used by Provider; (iv) the individuals designated by each of Client and Provider who shall have management responsibility in connection with the SOW; (v) the process for controlling changes to the SOW or Deliverables; and (vi) the amounts payable to Provider. Additionally, certain SOWs shall include, to the extent appropriate or applicable depending on the scope of the Services, (a) a Project Plan and any work product and specific deliverables to be created or supplied by Provider during the course of the Services (“Deliverables”); (b) the testing and acceptance criteria for the Deliverables and/or successful completion of the Services; (c) the basis on which amounts payable to Provider are determined and the schedule on which such amounts shall be invoiced to Client; and

(d) additional provisions applicable to the SOW not otherwise set forth in this Agreement.

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3.	SERVICES

A. Generally. Provider shall perform the design, development and other professional services described in any applicable SOW, together with any other services described in this Agreement (collectively, the “Services”). If any services, functions or responsibilities not specifically described in this Agreement or the applicable SOW are an inherent part of the Services or required for the proper performance or provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent as if specifically described in this Agreement. Without limiting the foregoing, Provider shall perform all Services specified in the specifications for the Deliverables as set forth in the applicable SOW (the “Specifications”) and that can be reasonably inferred therefrom even if not expressly mentioned therein as may be reasonably necessary within the division of responsibility assigned to Provider in the Specifications, to yield a fully functioning and properly performing Deliverable that meets the Specifications, in compliance with all applicable Laws and Prudent Industry Practices. For purposes of this Agreement, “Prudent Industry Practices” means the practices, standards and guidance that a well-managed manufacturing and research and development industries would undertake where it was acting in a determined, prudent and reasonable manner. Literal adherence to specific requirements of the Specifications shall not relieve Provider of ultimate responsibility for providing the Deliverables and satisfying its obligations under this Agreement.

B. Changes. Changes to the scope or manner of provision of the Services shall be made pursuant to Client’s change control procedures then-in-effect as communicated to Provider and such other change control process as detailed in the applicable SOW. Any change may only be implemented upon approval from Client in a writing (signed by an authorized representative of Client) that outlines the scope and/or schedule impact of the change (each, a “Change Order”). Once agreed to by the Parties (and executed by an authorized representative of Client), a Change Order shall be incorporated into and become part of the applicable SOW.

C.	Service Locations.

(i) If Provider requires the use of any space at Client facilities, the location and the extent of the Client facilities required and the duration of such requirement must be set forth in the applicable SOW. The Client facilities shall be made available to Provider on an “as is, where is” basis. Provider shall use the Client facilities to which Provider is permitted access in an efficient manner and shall follow any directions of Client with respect to its use of such space. Provider shall be responsible for damage to the Client facilities caused by Provider or agents and subcontractors of Provider pre-approved by Client (“Provider Agents”). When the Client facilities are no longer required for performance of the Services, Provider shall return the facilities to Client in substantially the same condition as when Provider began use of the facilities, subject to reasonable wear and tear.

(ii) A list of all Provider service locations (each, a “Provider Site”), together with the general scope of the Services provided at each Provider Site, shall be set forth in the applicable SOW. Provider must obtain Client’s prior approval (which may be withheld at Client’s sole discretion) for any change, relocation or addition to a Provider Site or the types or allocation of Services provided at a Provider Site.

(iii) Unless specifically approved in writing by Client or incorporated by reference in the applicable SOW, all Services provided from a Provider Site shall be provided (a) in a partitioned or dedicated space at the applicable Provider Site, or (b) using partitioned or dedicated equipment. All Services that handle Client Confidential Information shall be provided using partitioned or dedicated equipment dedicated solely to supporting Client and the Services. Provider shall not provide any Services from a shared partitioned environment. If using partitioned equipment, Client must approve the means used to ensure proper security protections and separation from non-Client partitions. For the sake of clarity, the foregoing requires Provider, at other than Client’s offices, to perform the Services in an isolated work environment with access limited to Client or Provider Personnel assigned hereunder. Such work environment shall include individual electronic card access and video cameras outside the partitioned space (with a minimum of two weeks recording history) and other requirements consistent with the Agreement.

D. Client Requirements and Policies. As part of the Services, Provider shall comply with Client’s written quality requirements provided in writing to Provider (as may be reasonably updated in writing by Client from time to time) or otherwise necessary to comply with the requirements of this Agreement or for Provider to perform the Services. For the avoidance of doubt, as part of Provider’s obligations under this Section 3(D) and this Agreement, Provider must comply at all times with Client’s quality, security, technology and all other relevant policies, procedures and guidelines then-in-effect, as such policies are provided in writing to Provider (each, a “Client Policy,” collectively, the “Client Policies”) in enumerated list form and appended to each SOW following the form set forth in Attachment A.

E. Resources. Except as otherwise expressly provided in the applicable SOW, Provider shall be responsible for providing all resources, including personnel, software, hardware, including security-related hardware, and any other materials as necessary to provide the Services.

F. Documentation. Provider shall deliver to Client all necessary documentation for any Deliverables provided or delivered to Client as part of the Services, including user, systems, operating and program manuals. Such documentation shall include external and internal system specifications, reference manuals, user procedures and operating instructions.

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Additionally, as and when requested by Client, Provider shall furnish all commercially reasonable information relating to the Deliverables and the manufacturing thereof, including lists of all equipment make, model and serial numbers, and instrument indices for the Client to establish and maintain asset records. All such information shall be provided in the format specified by the Client.

G.	Quality Assurance.

(i) Provider shall develop, in consultation with Client, and implement, subject to Client’s prior approval, quality assurance and other controls to ensure that the Services are performed in an accurate and timely manner, in accordance with the Specifications and this Agreement. Provider’s quality assurance processes and procedures shall support Client’s quality assurance requirements and processes. Such procedures shall include verification, checkpoint reviews, testing, acceptance and other procedures for Client to ensure the quality and timeliness of Provider’s performance. However, no failure or inability of the quality assurance procedures to disclose any errors or problems with the Services shall excuse Provider’s failure to comply with the Specifications and other terms of this Agreement.

(ii) Client shall be permitted to perform quality assurance tests and inspections at the Provider Sites as it deems reasonably necessary to ensure the functionality, as provided for in the Specifications, of each Deliverable prior to shipment. During the period in which Provider is performing the Services and developing the Deliverables: (a) Provider shall make available to Client, its consultants and contractors, and any other person designated by Client with an interest in the Services and Deliverables or any agent of any governmental authority (each, an “Interested Party”) all records of relevant manufacturing parameters and quality assurance data; and (b) each Interested Party shall have the right, in its sole discretion, to visit the Provider Site (by prior written notice during normal working hours) to review Provider’s progress and to allow Client the opportunity to review and approve the Deliverables and Services. If an Interested Party chooses to visit a Provider Site, Provider shall make available qualified personnel, at no cost to Client or such Interested Party, to assist such party in its review and in the Client’s approval activities.

H. Delivery. All Deliveries made or provided by Provider shall be suitably packaged and protected and clearly identified on all sides of the packing material and transported with a packing list. Provider shall provide Client with details of procedures pertaining to securing each Deliverable (and components thereof) during transportation. Provider shall assemble the components of each Deliverable to the greatest practical extent considering the requirements of safe transportation of each Deliverable. Any conflicting requirements for packaging Classified Information or Classified Equipment for a Deliverable takes precedence over the requirements in this Section 3(H).

I. Language. All material (including applications) developed or provided by Provider shall be in English and in any additional languages specified in the applicable SOW. Unless otherwise requested by Client, all Provider Personnel who interact with Client shall be fluent (with respect to verbal and written skills) in the English language.

J. Project Planning. For Services with defined Deliverables and a defined scope of Services, the terms of this Section 3(J) shall apply.

(i) A project plan (with appropriate contingency plans) shall be included in each SOW describing the tasks, methods, procedures and timing of the steps Provider shall take to implement the Services and provide the Deliverables set forth in the applicable SOW, including, if applicable, steps to design, construct, validate, test and implement any Deliverables (the “Project Plan”). The Project Plan shall describe the overall design, construction, validation, testing and implementation process, including: (a) Provider’s overall approach; and (b) major activities and schedules for each phase.

(ii) As part of the Services when applicable, Provider shall (a) establish a program management function for each project, including development and execution of change management activities that support project and business transformation objectives, (b) coordinate the effective transfer of knowledge from Provider Personnel to Client staff or to an Interested Party, and (c) permit Client the option to interview and approve Provider lead positions on all project schedules (e.g., Project Manager, technical leads).

(iii) A list of critical project milestones shall be included in each SOW, including for each such critical project milestone (a) a description of the applicable triggering event from which achievement of such critical project milestone shall be measured, (b) the duration of time from the triggering event for the completion of each such critical project milestone, and (c) the amount payable to Provider upon completion of the critical project milestone. Unless otherwise agreed, all payments shall be tied to milestones.

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(iv) The acceptance criteria applicable to each Deliverable developed by Provider as part of the Services (the “Acceptance Criteria”) shall be set forth in the applicable SOW.

(v) In accordance with the timeline for submission of Deliverables set forth in the applicable SOW, Provider shall submit each Deliverable to Client for Client’s review and approval. Client shall have 30 days to review and approve each Deliverable (unless another period of time is designated in the applicable SOW) (with respect to each Deliverable, the “Review Period”). The following provisions shall apply to Client review and approval of each Deliverable:

a. If Client determines in its judgment that the final Deliverables are acceptable and meet the Acceptance Criteria, Client shall issue an appropriate acceptance certificate. Acceptance of any particular Deliverable by Client in accordance with the provisions of this Section 3(J) shall not, and shall not be deemed to, release Provider from its warranty or other obligations set forth in this Agreement, or constitute a waiver by Client of any of its rights under this Agreement, including the right to reject Deliverables after delivery of the final Deliverable.

b. If Client determines that a particular Deliverable is not acceptable to Client, Client shall provide Provider with a notice describing in detail and in writing the manner in which Client believes that the Deliverable does not conform with the applicable Acceptance Criteria or is otherwise not acceptable to Client. Upon receipt of such notice, Provider shall promptly, at Provider’s sole cost and expense, correct the non-conforming Deliverable within a reasonable period of time and resubmit such Deliverable to Client for further review. Upon resubmission, Client shall have an additional Review Period to review and approve such Deliverable as described above. If after Provider has submitted a particular Deliverable to Client for review and approval and Client rejects such Deliverable, which shall be done in writing detailing how Client believes the Acceptance Criteria has not be met, Client shall have the option to either (1) require Provider to re-attempt to correct the non-conforming Deliverable in accordance with the process described in this subsection or (2) terminate, at any time, the applicable SOW upon notice to Provider. Upon any such termination, Provider shall promptly repay to Client all amounts paid by Client to Provider relating to the applicable SOW.

(vi) The Deliverables, for a period of one year following acceptance by Client (or other period of time as set forth in the applicable SOW) of the last Deliverable under the applicable SOW shall (a) comply in all respects with their Specifications and (b) be free from any material defects or errors. If any Deliverable or the Deliverables as a whole fail to conform with the warranties set forth above, Provider shall, at Provider’s sole cost and expense, (1) modify the non-conforming Deliverable(s) so that they do conform within a reasonable period of time after notice from Client, or (2) if Provider is unable to modify the non-conforming Deliverable(s) so that they do conform within a reasonable period of time after notice from Client, promptly replace the non-conforming Deliverables with applications or other software, items, materials, or information that conforms to the applicable specifications. If Provider is unable to modify the non-conforming Deliverables as described in clause (1) and is unable to provide replacement applications or other software, items, materials, or information that conform to the applicable specifications as described in clause (2), Client may at any time, at Provider’s sole cost and expense, require Provider re-attempt to correct the non-conforming Deliverable and/or require that Provider promptly pay to Client an amount equal to the payments made by Client to Provider in connection with the applicable SOW and pursue all other rights and remedies that Client may have hereunder. These rights shall be non-exclusive.

K. Cooperation. Client currently engages and may in the future engage third parties (including Interested Parties) to act on its behalf. Provider shall cooperate and interact with any such third parties as requested by Client, including by providing documentation, data and other information relating to the Services and Deliverables to the extent reasonably necessary for the performance of services by such third party. Client agents and third party contractors shall be subject to reasonable confidentiality requirements.

4.	COMPENSATION

A. All fees and expenses (if any) to be paid by Client shall be expressly specified in the applicable SOW. Unless expressly specified in this Agreement, there are no additional or other fees or expenses to be paid by Client that are applicable to Provider’s performance of its obligations and the provision of the Services and Deliverables under this Agreement or any SOW. For the avoidance of doubt, consideration under the separate Strategic Investment Agreement (the “SIA”) which is contemporaneously entered into herewith between the Parties and attached hereto as Exhibit E, and pertains to access to IP, nuclear engineering, manufacturing know-how, exclusive supply and long-term value creation, is not compensation for the Services and Deliverables under this Agreement.

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B. Provider hereby acknowledges that any and all expenses that it or Provider Agents incur in performing the Services (including travel and lodging, compensatory expenses or taxes or tax reimbursement to Provider Personnel, document reproduction and shipping, long-distance telephone, and security-related facility changes and equipment to possess and handle Classified Information and Classified Equipment) are included in the charges and rates set forth in this Agreement, except if a SOW expressly states that Client shall be responsible for such expenses. Accordingly, no expenses shall be separately reimbursable or paid by Client, unless expressly stated in a SOW. In the event Client expressly agrees to be responsible for expenses in a SOW, all such expenses shall be capped and, as applicable, incurred in accordance with Client’s expense reimbursement policy (as updated and/or replaced by Client from time to time). Provider shall provide Client with all documentation in support of such out of pocket expenses as Client may reasonably require. Any expenses to be paid by Client shall be paid on a pass-through basis, without markup or administrative fee of any kind apart from allowable indirect expenses that can be billed to the government and included in a Provider’s indirect costs.

C. Client shall be financially responsible for all sales or services taxes that are assessed on the provision of the Services to Client, excluding any withholding or export taxes or taxes based upon Provider’s income. To the extent Provider is required to collect such taxes under applicable Law, Provider, to the extent legally or otherwise required, shall separately state the amount of tax due on its invoices to Client. Client and Provider shall cooperate to segregate the fees into: (i) those for taxable Services; and (ii) those for nontaxable Services.

D. All rates, invoices and payments shall be in U.S. dollars. There shall be no adjustment to the fees or rates to account for inflation or currency risk. Provider shall bear all currency risk (if applicable). The Services may be performed by Provider on either a time and materials basis or a fixed price basis, or a combination thereof, in each case as set forth inthe applicable SOW. In a time and materials SOW, Provider shall provide an estimate of fees and expenses. Provider acknowledges that Client shall not be obligated to pay any amounts above those set forth in the applicable SOW (either a fixed fee or estimate), unless Client has agreed to do so in writing. The payment schedules for a specific SOW shall be set forth in such SOW. Client shall pay the undisputed amounts payable to Provider under each SOW within [*****] of receipt of invoices submitted by Provider. Client may withhold payment of particular charges that Client disputes in good faith.

5.	PROVIDER PERSONNEL AND SUBCONTRACTORS

A. Provider Personnel. Only employees of Provider and Provider Agents (“Provider Personnel”) may provide the Services. Provider shall provide only individuals with appropriate qualifications and training necessary to perform the Services. Client may at any time approve or reject the assignment of any individual as a member of the Provider Personnel if Client reasonably finds such individual to be unacceptable. In the event Provider must replace an individual performing Services under this Agreement or a SOW for any reason, and the replacement for that individual requires training, all such training shall be at Provider’s sole cost and expense. Provider shall be responsible for any additional costs required by the use of replacement Provider Personnel. Notwithstanding the foregoing, Client may provide access to external consultants which have been vetted, retained and paid for by the Client, to assist Provider with the Services.

B. Status of Provider Personnel. Provider acknowledges and agrees that any Provider Personnel it furnishes to perform Services for Client under this Agreement is an employee of Provider or a Provider Agent and is not an employee of Client. Provider acknowledges and agrees that all matters of compensation and benefits of any nature whatsoever for the Provider Personnel are solely matters between Provider and the Provider Personnel. Provider Personnel shall not be entitled to workers’ compensation, unemployment insurance, vacation time, vacation pay, sick leave, retirement benefits, health, disability or life insurance, social security benefits or any other employee benefits from Client.

C. Screenings and Background Checks. Provider agrees that Provider shall require all of the Provider Personnel to undergo a pre-placement screening and background checks as a condition of providing Services to Client. The screening requirements are set forth in Attachment C. In conducting all prescreening and checks, Provider shall abide by all applicable Laws. All pre-placement screening and background checks and clearances shall be applicable to all Provider subcontractors as well. All pre-placement screening and background checks and clearances shall be at Provider’s sole cost and expense.

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D. Subcontractors. Provider shall not retain any subcontractors to perform work under this Agreement without the prior consent of Client, provided, however, that Provider may obtain Client’s pre-approval if Provider’s intent to use such subcontractors (together with the scope of work to be performed by such subcontractors) is set forth and approved in the applicable SOW. Notwithstanding the foregoing, no permitted subcontracting shall relieve Provider of its responsibility and liability for any work performed by its subcontractor.

E. Key Personnel. As part of each SOW, the Parties shall designate certain positions as “Key Provider Positions.” With respect to the individuals assigned to the Key Provider Positions (the “Key Provider Personnel”), each such individual shall devote more than fifty percent (50%) of their time and effort to the provision of the Services. Before assigning an individual to a Key Provider Position, whether as an initial assignment or as a replacement, Provider shall (i) notify Client of the proposed assignment, (ii) introduce the individual to appropriate representatives of Client, (iii) provide Client with a résumé and any other information regarding the individual that may be reasonably requested by Client and (iv) obtain Client’s approval for such assignment. Provider shall facilitate the replacement of Key Provider Personnel in such a manner as to assure an orderly succession for any Key Provider Personnel that is replaced. Provider shall only assign an individual to a Key Provider Position that is approved by Client. Provider shall obtain Client’s approval prior to changing or reassigning any Key Provider Personnel.

F. Prohibited Persons. In no event may Provider or any subcontractors assign a Prohibited Person to perform any Services under this Agreement. For purposes of this Agreement, “Prohibited Person” means any person or entity (i) who is listed on the United Nations Sanction List, (ii) who has been suspended or debarred from contracting with the US government or any agency or instrumentality thereof, (iii) whose name is specified in any executive order issued by the US President relating to the designation of such person or entity as a terrorist or terrorist organization or blocking any assets of such person or entity, (iv) in respect of whom a notice has been issued by the US government that all financial transactions involving such person or entity have been or are to be blocked, (v) which is designated from time to time in (a) the Denied Persons List, issued by the Commerce Department, (b) the Unverified List, issued by the Commerce Department, (c) the Entity List, issued by the Commerce Department, (d) the List of Specifically Designated Nationals and Blocked Persons, issued by the Department of Treasury, or (v) the List of Debarred Persons, issued by the Department of State.

G. Only U.S. Citizens. Due the sensitive nuclear technology aspects of Client’s business and the expectation that a subset of that technology will be classified by the U.S. government as Restricted Data under the Atomic Energy Act of 1954, as amended, or National Security Information designated under Executive Order (collectively “Classified Information”), Provider Personnel may only be U.S. Citizens. Provider hereby acknowledges and agrees the Services shall be provided only by U.S. Citizens and Provider shall assist Client in obtaining any and all documents necessary to confirm citizenship as may be requested or required by applicable Law.

H. Q-Clearance. To the extent applicable, if Provider or anyone for whom Provider is legally liable must obtain Q-clearance for access to Classified Information, the candidate must be a U.S. Citizen verified using one of the following documents: U.S. passport (current or expired), U.S. birth certificate, or U.S. naturalization certificate. Provider shall communicate with Client on behalf of anyone for whom Provider is legally liable has a need to acquire a Q-clearance.

6.	CONFIDENTIALITY

A. Definition. “Confidential Information” of a Party means all written or oral confidential or proprietary information of such Party or of any affiliate of such Party, including any technical or nontechnical, written, electronic, visual, graphic or oral information or data, including business plans, strategies, product developments, material sourcing proposals, disclosed by or on behalf of that Party in connection with this Agreement on or after the Effective Date or before the Effective Date if the disclosure was made in contemplation of this Agreement. The Party disclosing Confidential Information (or on whose behalf such Confidential Information is disclosed) shall be deemed the “Disclosing Party” and the Party receiving such Confidential Information (or on whose behalf such Confidential Information is received) shall be deemed the “Receiving Party.” Confidential Information shall not include: (i) information that is publicly available as of the Effective Date or subsequently becomes publicly available through no fault or act of such Receiving Party or Representative of such Receiving Party; (ii) information that is known to such Receiving Party prior to disclosure from the Disclosing Party as evidenced by such Receiving Party; (iii) information that such Receiving Party receives from any third party not under any obligation to the Disclosing Party to keep such information confidential; and (iv) information that is independently developed by such Receiving Party or its Representatives without reliance upon or use of the Confidential Information of the Disclosing Party.

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B. Obligations. During the Master Term and for a period ending five years after expiration or termination of this Agreement, the Receiving Party shall: (i) maintain any Confidential Information of the Disclosing Party in confidence and in accordance with the same care and caution, but in no event less than a reasonable degree of care, that the Receiving Party affords to its own confidential and proprietary information; (ii) take all reasonable precautions to prevent the unauthorized disclosure of Confidential Information of the Disclosing Party and (iii) not use any Confidential Information of the Disclosing Party for any purpose other than: (a) to perform its obligations under this Agreement and (b) to enforce its rights and/or to receive its intended benefits under this Agreement.

C. Disclosure to Representatives. The Receiving Party may disclose Confidential Information to its affiliates and to its and its affiliates’ officers, directors, employees or agents (collectively, “Representatives”), each with a need to know such Confidential Information in order for such Party to perform its obligations, to enforce its rights and/or to receive its intended benefits under this Agreement; provided that the Receiving Party: (i) advises its Representatives of the confidential nature thereof; and (ii) takes all reasonable precautions to prevent its Representatives from disclosing such Confidential Information to any unauthorized person, firm or company. The Receiving Party shall be liable to the Disclosing Party for any failure by any of its Representatives to treat any Confidential Information in the same manner as the Receiving Party is obligated to treat such Confidential Information under the terms of this Agreement. Any disclosure to a Representative of a Party shall be deemed a disclosure to such Party for purposes of this Agreement.

D. Compelled Disclosures. In the event that the Receiving Party receives a subpoena, order of a court of competent jurisdiction or a government authority (a “Disclosure Order”) that purports to require the production of any Confidential Information of the Disclosing Party, the Receiving Party shall: (i) promptly inform the party or entity issuing such Disclosure Order of the existence of this Agreement; (ii) to the extent permitted by applicable law, promptly inform the Disclosing Party of the receipt of such Disclosure Order so that the Disclosing Party may seek a protective order or other appropriate remedy and provide the Disclosing Party with a copy of the Disclosure Order; (iii) not oppose any effort by the Disclosing Party to quash any such Disclosure Order; and (iv) if and to the extent requested by the Disclosing Party, use commercially reasonable efforts to cooperate with the Disclosing Party in any effort to seek a protective order or other appropriate remedy; provided that the Disclosing Party shall reimburse the Receiving Party for any reasonable and documented out of pocket costs incurred by the Receiving Party for such cooperation within 90 days after receipt by the Disclosing Party of an invoice. In the event that (a) the Disclosing Party fails to intervene to quash such Disclosure Order after being given notice and a reasonable opportunity to do so or (b) such intervention fails or is denied, the Receiving Party may produce that portion of such Confidential Information that, as advised by counsel (including any internal or “in-house” counsel), the Receiving Party is required to produce. Such Confidential Information shall not lose its confidential status through such use, and the Receiving Party shall take all reasonable and necessary steps to protect the confidentiality of such Confidential Information during such use. Further, notwithstanding anything to the contrary in this Section 6(D), either Party has the right to disclose the terms of this Agreement in proceedings to enforce the same.

E. Return of Confidential Information. Upon the request of the Disclosing Party after termination or expiration of this Agreement, the Receiving Party shall: (i) promptly destroy or deliver the non-oral Confidential Information of the Disclosing Party to the Disclosing Party and (ii) cause all copies, summaries, synopses or derivations thereof to be destroyed; provided, however, that each Party may retain: (a) an archival copy or other appropriate record of any such Confidential Information to assure compliance with this Agreement or any applicable governmental requirements or to resolve any disputes arising from this Agreement and (b) Confidential Information to the extent it has become included in automatic “backups” by routine procedures or by electronic communication or information management systems. Further, in no event shall the foregoing be deemed to require Client to return any Provider Pre-Existing Materials licensed to Client under Section 8(B). Any Confidential Information retained in accordance with this Section 8(E) shall remain subject to the use and confidentiality restrictions in this Agreement.

F.	Client Data.

(i) All data or information received, processed, generated or created by Provider in connection with the Services (including Provider Agents) (collectively, “Client Data”) is, or shall be, and shall remain, the property of Client, and shall be deemed Confidential Information of Client. Without Client’s approval (in its sole discretion), the Client Data shall: (a) only be used by Provider or Provider Agents solely in connection with providing the Services; and (b) not be disclosed, sold, assigned, leased, or otherwise provided to third parties by Provider or Provider Agents. Provider hereby irrevocably assigns, transfers, and conveys, and shall cause Provider Personnel and Provider Agents to assign, transfer, and convey, to Client without further consideration all of its and their right, title, and interest in and to the Client Data.

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(ii) Upon request by Client at any time during the Master Term and upon expiration or termination of this Agreement, Provider shall: (a) promptly return to Client, in the format and on the media reasonably requested by Client, all or any part of the Client Data in Provider’s possession; and (b) erase or destroy all or any part of the Client Data in Provider’s possession, in each case to the extent so requested by Client.

(iii) If either Provider or Client discovers or is notified of a breach or potential breach of security relating to the Client Data, then: (a) such Party shall immediately notify the other Party of such breach or potential breach; and (b) if the applicable Client Data was in the possession of Provider or Provider Agents at the time of such breach or potential breach, Provider shall (1) investigate and remediate the effects of the breach or potential breach, and (2) provide Client with assurance reasonably satisfactory to Client that such breach or potential breach shall not recur.

(iv) Client shall have the right to review and retain the entirety of all computer or other files containing Client Data in Provider’s possession. At no time shall any of such files or other materials or information be stored or held in a form or manner not reasonably accessible to Client. Provider shall provide to Client all passwords, codes, comments, keys, documentation, and the locations of any such files and other materials promptly upon the request of Client, including equipment and software keys and such information as to format, encryption (if any), and any other specification or information necessary for Client to retrieve, read, revise, and/or maintain such files and information. Upon Client’s request, Provider shall confirm that, to the best of its knowledge, all files and other information provided to Client or its agents, representatives and regulators that are in Provider’s possession are complete and that no material element, amount, or other fraction of such files or other information to which Client may request access or review has been deleted, withheld, disguised, or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Client or its agents, representatives and regulators as contemplated by this Agreement.

G. No Breach by Exercise of License Rights. Nothing contained in this Article 6 is intended nor anything herein shall be construed as restricting either party from exercising the rights and licenses granted to such party under any applicable SOW, and any such use, copying or disclosure made by a party in exercise of such party’s license rights and subject to the restrictions applicable to the license shall not be considered as a breach of this Article 6.

7.	SECURITY

A. Provider shall use no less than industry standard best practices for securing Client Data, so as to reasonably ensure that the Client Data is not lost or stolen, or otherwise used, modified or accessed by any other Party without Client’s prior approval. Provider shall immediately, upon discovery, notify Client of: (i) any unauthorized disclosure, possession, use or modification of the Client Data or any attempted breach of Provider’s security measures, by any person or entity; and (ii) the corrective action taken in response thereto. Provider shall use a current industry standard real-time intrusion detection system. Provider shall actively monitor the intrusion detection system for signatures that correspond to attempts at breaking the security of Provider’s systems. Along with the deployment of such system, Provider shall adopt and follow operational procedures to disable the source of any perceived attack and escalation procedures to notify Provider security groups for follow-up action.

B. While at Client’s facilities or using Client’s equipment, Provider and Provider Personnel shall observe and follow Client Policies, including those Client Policies relating to security of and access to Client Data, facilities, telephone systems, electronic mail systems, and computer systems.

C. Provider Personnel shall not attempt to access, and shall not allow access to, Client Data to which it is not entitled or that is not required for the performance of the Services by Provider Personnel. Provider shall institute industry standard practices for systems security in order to guard against the unauthorized access, alteration, destruction or loss of Client Data.

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8.	PROPRIETARY RIGHTS

A. Client Intellectual Property. Subject to Provider’s ownership of Provider Pre-Existing Material, Client solely and exclusively owns, and Provider hereby assigns, transfers and conveys, and shall cause Provider Personnel and Provider Agents to assign, transfer and convey, irrevocably and perpetually to Client, all worldwide rights, title and interest in: (i) the Deliverables and intellectual property (including software, specifications, reports and designs) provided, created or developed pursuant to or in connection with this Agreement (including all SOWs), as well as any modifications, enhancements or derivatives thereof and (ii) any Client intellectual property that Provider has access to under this Agreement or any SOW, as well as any modifications, enhancements or derivatives thereof (collectively, the “Client IP”). If Provider is not permitted by applicable law to assign any or part of the Client IP to Client, Provider hereby grants Client a perpetual, irrevocable, exclusive (even as to Provider), worldwide, royalty-free, paid-up, sublicensable and freely assignable license to such Client IP. Provider shall promptly disclose to Client any Client IP known to it or Provider Personnel or Provider Agents by reason of project assignment under the Agreement. Provider agrees to give Client or any person designated by Client, at Client’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the procurement, at Client’s request, of written assignments and title commitments in a form acceptable to Client from all employees assigned hereunder. To the extent Provider is granted the right to use any Client IP under a SOW, such use shall be pursuant to a limited, non-exclusive, non-transferable, revocable license to use by those Provider Personnel with a need to use such Client IP in connection with providing the Services solely at the locations specified in the applicable SOW and solely in connection with providing the Services to Client under the applicable SOW. All other use is strictly prohibited. All such user rightsshall expire and terminate upon the expiration or termination of the applicable SOW.

B. Pre-Existing Materials. Provider shall retain sole and exclusive ownership of any of Provider’s (and its subcontractor’s) proprietary or third party information, technology or products that existed prior to the effective date of the applicable SOW or were developed during the Master Term or any SOW Term, as applicable, independently of this Agreement and the SOWs, or works substantially based on the derivatives of such information (unless such technology or products were created by Provider for Client, or any Client entity, under the terms of another agreement between the Parties) (“Provider Pre-Existing Materials”). To the extent that Provider Pre-Existing Materials are contained in or required (as reasonably determined by Client) for the use, receipt or maintenance of any Deliverables or Services, Client shall have the license to such Provider Pre-Existing Materials as set forth in the SIA.

C. Third Party Materials. Upon Client’s approval, Provider may incorporate third party products into the Deliverables so long as Provider has obtained from the third party supplier the right to transfer or otherwise make available such third party products to Client and the Client’s affiliates (and their successors, assignees, service providers, agents and third parties) on termination or expiration of this Agreement for access, use, modification, installation and creation of derivative works as incorporated into or desirable for the operation, support and/or maintenance of the Deliverables. If Provider cannot obtain such transfer or other rights with regard to a third-party product, then Provider shall not incorporate such third party product into the Deliverables. Provider shall be solely responsible for any royalties, fees, commissions or any other payment due to any third party arising out of, or in connection with, Client’s use of any third-party product under this Section 8(C) or Provider Pre-Existing Materials licensed to Client under Section 8(B).

D. Termination. Upon request by Client at any time during the Master Term and upon expiration or termination of this Agreement or any SOW, Provider shall: (i) promptly return to Client, in the format and on the media in which then-currently stored, all or any part of data or intellectual property owned or provided by Client or Client’s affiliates or third parties; and (ii) erase or destroy all or any part of such data and intellectual property in Provider’s possession, in each case to the extent so requested by Client. Any archival tapes containing such data shall be used by Provider solely for back-up purposes.

9.	REPRESENTATIONS AND WARRANTIES

A. Each Party hereby represents, warrants and covenants to the other that: (i) it has all requisite corporate power and authority (or if a Party is not a corporation, such Party represents and warrants that it has sufficient power and authority under its organizational documents or agreements) to enter into this Agreement and to carry out the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, as applicable, other entity) action on the part of such Party; (iii) this Agreement has been duly executed and delivered by such Party and (assuming the due authorization, execution, and delivery hereof by the other Party) is a valid and binding obligation of such Party and enforceable against it in accordance with its provisions; and (iv) its entry into this Agreement does not violate or constitute a breach of any agreement to which it is a Party or otherwise bound.

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B. Provider hereby represents, warrants and covenants to Client that: (i) it owns or holds a license (with right to sublicense) to all of the Provider Pre-existing Materials used or provided in connection with the Services and Deliverables, free and clear of all liens and encumbrances, other than royalty obligations with respect to certain Provider Pre-Existing Materials; (ii) no component, Deliverables, equipment or other work product or intellectual property provided hereunder infringes upon or otherwise violates, nor does Client’s or its affiliates’ use of any component, Deliverables, equipment or other work product or intellectual property provided hereunder infringe upon or otherwise violate, any intellectual property rights or any other rights of any third party; and (iii) Provider has not received any notice, demand, threat, letter, claim or request alleging that any products offered for sale, distributed, sold or licensed by Provider that form a part of a Deliverables, may have infringed or misappropriated or may be infringing or misappropriating any intellectual property right of a third party.

C. Provider hereby represents, warrants and covenants to Client that: (i) the professional staff it assigns to perform the Services shall be competent to perform the Services as required hereunder; (ii) the Services performed under this Agreement shall be of professional quality, consistent with generally accepted industry standards for the performance of services of a similar nature; (iii) the Deliverables shall: (a) be designed in a manner to enable such Deliverables to operate in a safe manner, and so that the Deliverables will be in compliance with the Specifications; (b) be free from any material defects or errors; (c) be of good quality and developed and manufactured in accordance with all applicable industry standards (with exception for R&D prototypes); (d) only include equipment and materials that are new (unless otherwise permitted by the Specifications); (e) when delivered, be free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, other than third party licenses (subject to Section 8(C)); (iv) Provider shall cooperate with Client to establish appropriate procedures and to minimize the amount of taxes imposed as a consequence of the Services; (v) Provider shall cooperate with Client to establish appropriate procedures to ensure only authorized Provider Personnel have access to Client’s Confidential Information, including such procedures as may be necessary to prevent any classified information provided by Client from being viewed or accessed by Provider Personnel who are not qualified or authorized to view or access such information; (vi) the Deliverables provided by Provider to Client under this Agreement shall not contain any freeware, computer code, or other items or materials that are subject to the GNU General Public License or any other open source license agreement, except as expressly set forth in the applicable SOW. For any such code or items identified in the applicable SOW, Provider shall, provide Client with a copy of all applicable open source license agreements.

D. Provider hereby represents, warrants and covenants to Client that it shall use industry standard virus prevention measures. Provider hereby represents, warrants and covenants to Client that the Deliverables (as such Deliverables are delivered by Provider) do not contain, and Provider shall not insert into any Deliverable, any lock, dongle, clock, timer, counter, hardware key, copy protection feature, replication device, “virus” or “worm,” as those terms are commonly used in the computer industry, or other software code that may: (i) lock, disable, or erase any Deliverable, or any other software, programs, or data of Client or its affiliates, or its or their respective customers or suppliers; (ii) limit or prevent full use of or copying of the Deliverables as permitted under this Agreement; or (iii) require action or intervention by Provider or any other person to allow use of the Deliverables as permitted under this Agreement.

E. Provider hereby represents, warrants and covenants to Client that in performing its obligations and exercising its rights under this Agreement, Provider shall comply (and shall require Provider Personnel and Provider Agents providing Services hereunder or otherwise involved in Provider’s performance under this Agreement to comply) with all applicable laws, rules, regulations, recommendations, guidelines and codes, standards determined by any governmental or regulatory authority and generally applicable industry or self-regulatory standards whether the same are regional, national or international and any changes thereto (collectively “Laws”) affecting this Agreement or the Services to be performed by Provider hereunder, and that Provider shall obtain and maintain all permits, licenses, and consents required in connection therewith. Without limiting the foregoing, Provider hereby represents, warrants and covenants to Client that in performing its obligations and exercising its rights under this Agreement, Provider shall comply with all applicable trade control and environmental Laws, and all applicable requirements for storing and handling Classified Information and Classified Equipment.

F. Provider shall be responsible for all costs necessary to determine the need for, and to secure access to and perform, remedial work relating to any Deliverables that do not meet the warranties set forth in this Article 9 including cost of parts, consumable materials, equipment and labor. Provider shall also be responsible for and replace or repair any damage to any Client Site or the Client’s property caused by any failure to comply with the warranties set forth herein.

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G. Provider represents, warrants and covenants that neither Provider nor any Provider affiliate or subcontractor nor any officer or employee of Provider or Provider affiliate or subcontractor has taken or shall take any action or make any payment in violation of, or which may cause Provider or any Provider affiliate or subcontractor or Client or any of Client’s affiliates to be in violation of, the Foreign Corrupt Practices Act of 1977, as amended, or any comparable Laws in any country from or to which Service is provided by Provider or any Provider Agent (collectively, the “FCPA”). Provider further represents that no person employed by Provider or any Provider Agent in connection with its obligations under this Agreement is an official of the government of any country or of any agency thereof, and that no part of any monies or consideration paid hereunder shall accrue for the benefit of any such official. For purposes of reasonably ensuring compliance with the FCPA, Provider shall make available for audit by Client or its agents, representatives and regulators, upon Client’s reasonable request at any time during the Master Term and thereafter, books, records and other documentation relevant to its business activities conducted pursuant to this Agreement.

10.	INDEMNIFICATION; INSURANCE; LIABILITY

A.	Indemnification.

(i) Provider shall defend, indemnify and hold Client and its affiliates, and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents harmless against any and all claims, demands or causes of action of every kind and character arising from or in connection with: (a) a breach of any agreements, covenants, representations or warranties made in this Agreement;

(b) bodily injury, sickness, disease, or death, or damages to tangible property caused by Provider or Provider Agents hereunder; (c) infringement of copyright, patent or other intellectual property right of any kind whatsoever, arising out of Services, materials, work product, systems, Deliverables or resources performed, provided, or used by Provider or Provider Agents (each, an “Infringing Item”); (d) for any loss or damage (including reasonable attorney fees) arising from any product liability claim based on defects in the design, manufacture, packaging, labeling, or operation of a Deliverables or any Equipment provided by the Provider; (e) claims by or on behalf of employees, affiliates, representatives or subcontractors of Provider for payment of wages or benefits or relating to occupational safety and health, workers’ compensation, Employee Retirement Income Security Act of 1974 (as amended, and the rules and regulations promulgated thereunder), unemployment compensation, civil rights, fair employment practices or other applicable Law; and (f) claims by subcontractors asserting rights under this Agreement.

(ii) Promptly upon learning of any claim pursuant to which indemnification may be sought hereunder, Client shall notify Provider of such claim and shall furnish to Provider all information known and reasonably available to Client related to such claim; Provider shall defend, at its sole cost and expense, any claim which is the subject of an indemnification obligation under Section 10(A)(i) by all appropriate proceedings and shall keep Client advised of the status and progress of the defense of any such claim. Notwithstanding and without abrogating the foregoing, Client in its sole discretion may participate in the defense of any such claim at its own cost and expense, including in Client’s sole discretion, by the retention of separate counsel to participate in the defense of such claim. In all circumstances, the Parties shall jointly consult and proceed as to any such claim and Provider shall not settle any such claim without the prior written consent of Client, which consent shall not be unreasonably withheld.

(iii) If any Infringing Item provided by or on behalf of Provider becomes the subject of a claim under Section 10(A)(i), or in Provider’s opinion is likely to become the subject of such a claim, then Provider shall, at Client’s option, either: (a) replace or modify the Infringing Item to make it non-infringing, while maintaining equivalent functionality; (b) procure for Client the right to continue using the Infringing Item pursuant to this Agreement, or (c) replace the Infringing Item with a Service or Deliverable which has reasonably equivalent functionality and is non-infringing. Any costs associated with implementing any of the above alternatives shall be borne by Provider.

(iv) Except with respect to claims for Nuclear Damage (which are addressed in Section 10(D) below), Client shall defend, indemnify and hold Provider and its affiliates, and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents harmless, and shall defend Client at Provider’s sole cost, against any and all claims, demands or causes of action of every kind and character arising from or in connection with: (a) bodily injury, sickness, disease, or death, or damages to tangible property caused by Client or Client Agents hereunder; or (b) infringement of copyright, patent or other intellectual property right of any kind whatsoever, arising out of the use of an Infringing Item to the extent that any such infringement is caused as the result of written specifications provided by Client or modifications made by Client.

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B.	Insurance. Provider shall comply with the insurance requirements set forth in Attachment D.

C. Liability. EXCEPT FOR EXCLUDED CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY SEEKING DAMAGES UNDER THIS AGREEMENT FOR PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR EXPENSES ARISING OUT OF THIS AGREEMENT EVEN IF IT HAS BEEN ADVISED OF THE POSSIBLE EXISTENCE OF SUCH LIABILITY. EXCEPT WITH RESPECT TO THE EXCLUDED CLAIMS, THE TOTAL LIABILITY OF EITHER PARTY FOR ALL CLAIMS, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, OR CONNECTED WITH, OR RESULTING FROM THE SERVICES OR DELIVERABLES PROVIDED UNDER THIS AGREEMENT SHALL NOT EXCEED TWO TIMES THE AMOUNTS PAID AND PAYABLE BY CLIENT TO PROVIDER UNDER THE SOW GIVING RISE TO THE CLAIM. “Excluded Claims” means indemnification obligations under this Agreement and damages arising from gross negligence or willful misconduct, and breaches of the confidentiality, privacy, and data security (including Classified Information-related security) obligations set forth in this Agreement.

D. When nuclear liability protection is required by applicable Laws for Client to possess enriched uranium at Client’s uranium enrichment facility where Provider’s equipment or services have been or are being provided, Client shall (i) provide nuclear liability insurance in such form and in such amounts as will meet the financial protection requirements of the U.S. Nuclear Regulatory Commission pursuant to 42 U.S.C. § 2243(d)(1) (“Licensing of uranium enrichment facilities”) and (ii) shall, from the date the Client must provide financial protection, prospectively, irrevocably, and unconditionally waive and release all rights of recovery, whether based on warranty, contract, tort, negligence, strict liability, or otherwise, including any right to which another may be subrogated, against Provider, and shall hold Provider harmless, from any third-party claims for bodily injury, sickness, disease, or death, loss of or damage to property, or loss of use of property, arising out of or resulting from the radioactive, toxic, explosive, or other hazardous properties of “source material” or “special nuclear material” as those terms are defined in the Atomic Energy Act of 1954, as amended (“Nuclear Damage”), but only to the extent the Nuclear Damage was caused by an unintended release of source material or special nuclear material from the facility. Notwithstanding the foregoing, Client shall not be responsible for indemnifying Provider against any claims, losses, damages, costs or expenses arising from or related to claims, including workers’ compensation claims, by Provider’s employees, contractors, or agents.

11.	TERMINATION

A. Termination for Convenience. Client may terminate this Agreement at any time for convenience upon 30 days’ prior notice to Client. Upon receipt from Client of such a notice of termination, Provider shall not undertake any new work and Provider shall cooperate with Client, as reasonably requested by Client, to wind down all work under this Agreement within 30 days.

B. Early Termination of Statements of Work. Client may terminate a SOW at any time for convenience upon 30 days’ prior notice to Provider. Client shall pay Provider for any reasonably acceptable, authorized work that has been performed under a SOW prior to the effective date of such termination, plus any actual and reasonable unrecoverable costs incurred prior to the date of such termination; provided such costs were approved by Client in writing. No other termination or wind down fees are payable for the expiration or termination of a SOW or this Agreement.

C. Termination for Breach. Client may, by giving notice to Provider, terminate this Agreement or any or all SOWs, in whole or in part, as of a date specified in a notice of termination if: (i) Provider breaches in any material respect any of its obligations under this Agreement or any SOW, which breach is not cured within 30 days after notice of breach from Client to Provider; (ii) Provider commits numerous or repeated breaches of its duties or obligations identified by Client in writing under this Agreement or any SOW, even if cured; or (iv) Provider fails, in any material respect, to comply with Provider’s written compliance requirement set forth in this Agreement or any SOW.

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D. Termination for Insolvency. Client may, by giving notice to Provider, terminate this Agreement or any or all SOWs, in whole or in part, as of a date specified in a notice of termination if (i) Provider voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or is declared bankrupt or becomes insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment or deed of trust or mortgage for the benefit of creditors; (ii) a receiver, guardian, conservator, trustee in bankruptcy, or similar official is appointed to take charge of all or any part of Provider’s property by a court of competent jurisdiction; or (iii) insolvency, receivership, reorganization, bankruptcy, or similar proceedings are commenced against Provider and such proceeding remain undismissed or unstayed for a period of 90 days.

E. Transfer Upon Termination. Upon termination of this Agreement or any SOW issued hereunder, Provider shall provide to Client or Client’s representatives all finished works and works in progress under this Agreement or any SOW issued hereunder in Provider’s (or Provider Agent’s) possession or control, and all Confidential Information of Client. Upon Client’s request, Provider shall transfer, at no cost to Client, with the approval of the applicable third parties, all contracts and arrangements, if any, entered into by Provider pursuant to a SOW.

12.	MISCELLANEOUS

A. Provider shall provide (and shall cause each Provider Agent to provide) to Client and its auditors, including any regulatory authorities that have jurisdiction over Client, access at all reasonable times and after reasonable notice (not to exceed 30 days, but not less than 15 days, in each case unless otherwise required by a governmental authority) to any Provider Service location, to Provider Personnel providing the services, and to data and records relating to the Services and Provider’s performance under the Agreement, for the purposes of (a) performing audits and inspections of Client and its business to verify the integrity of Client Data and to examine the systems that process, store, support and transmit that data,

(b) observing Provider’s performance of its obligations under the Agreement and (c) enabling Client to comply with all applicable laws, rules and regulations. The foregoing audit rights shall include when applicable, audits of (i) practices and procedures, (ii) systems, (iii) security practices and procedures, (iv) disaster recovery and backup procedures, and (v) data safeguards, privacy and confidentiality. Provider further agrees to maintain its books and records relating to material and/or services provided for a period of five years from the date such work was completed, and to make such books and records available to Client. Client’s audit rights under this Section 12(A) shall be applicable until the end of such five year period.

B. Provider shall not make any commitments or disbursements or incur any obligations in the name of, on behalf of or for Client or any of its affiliates or other Client entities, without the prior approval of Client.

C. Neither Party shall make, place or disseminate any advertising, public relations, promotional material or any material of any kind using the name of the other Party and/or the other Party’s affiliates or using their trademarks, without the prior written approval of the other Party. Without limiting the generality of the foregoing, Provider acknowledges and agrees to maintain the existence of this Agreement and this Agreement (including all of its terms and conditions) confidential, and that it shall not issue, make, release, distribute or authorize for distribution any press release, information, statement, letters or materials (irrespective of medium) that makes mention of or uses Client’s name(s), logos, trademarks, or goodwill in any manner whatsoever.

D. This Agreement is entered into in the State of New York and shall be construed and governed under and in accordance with the Laws of that State, without regard to choice or conflict of law principles. The Parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement and the performance of the Parties contemplated under this Agreement, to the extent that such convention might otherwise be applicable. All disputes arising out of this Agreement (and all SOWs, amendments and attachments thereto) shall be exclusively resolved in a state or federal court of competent jurisdiction in New York, New York. Each Party expressly consents to the jurisdiction of the state or federal courts in the State of New York and waives any objections or right as to forum non conveniens, lack of personal jurisdiction or similar grounds.

E. The Parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal and agent, or joint venturers. Provider shall not have the power to bind or obligate Client, nor shall it hold itself out as having such authority. Furthermore, Provider shall not make, and the services performed by Provider hereunder do not entitle Provider to make any claim against Client, its affiliates, successors and assigns, for workers’ compensation, unemployment insurance, vacation time, vacation pay, sick leave, retirement benefits, health, disability or life insurance, social security benefits or any other employee benefits in connection with the services provided hereunder.

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F. Any notices, approvals, consents or other communications given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the party for whom intended, or five days following deposit of the same into the United States mail (certified mail, return receipt requested), or two days following the deposit of the same with an overnight or other express delivery service, addressed to a party at the applicable address set forth below:

LIS Technologies:	Starfire Industries LLC:
1441 Broadway 30th Floor	3310 N. Duncan Road
New York, NY 10018	Champaign, IL, 61822
Attn: Jay Yu and Christo Liebenberg	Attn: Brian Jurczyk
Telephone No.: [*****]	[*****]
Email: [*****] [*****]	Email: [*****]

Either party may designate a different address by notice to the other given in accordance herewith.

G. The policy of Client is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, Client is committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, and waste and its minimization, energy,general business operations and contracted goods and services. Provider agrees with this policy and further acknowledges that it shall ensure that its performance under this Agreement (including all of the SOWs) shall be in compliance with all applicable Client Policies in Attachment B or otherwise made part of the applicable SOW.

H. The headings of each Section are for reference only and shall not be construed as part of this Agreement. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth herein.

I. The terms of this Agreement shall bind Client and Provider and their respective permitted successors and assigns. Notwithstanding the foregoing, this Agreement is not assignable by operation of Law or otherwise in whole or in part by Provider without the prior consent of Client. Client may assign this Agreement at any time upon notice to Provider.

J. The failure of either Party to take action as a result of a breach of this Agreement by the other Party shall constitute neither a waiver of the particular breach involved nor a waiver of either Party’s right to enforce any or all provisions of this Agreement through any remedy granted by Law or this Agreement.

K. This Agreement and each SOW issued hereunder may be executed in multiple counterparts, all of which taken together shall constitute one single Agreement or SOW, as applicable, between the Parties hereto. This Agreement and each SOW hereunder may be signed electronically by Client. Any such electronic signature by an authorized representative of Client shall be a manifestation of assent and shall be given full effect.

L. All provisions of this Agreement which are by their nature intended to survive the expiration or termination of this Agreement, including obligations with respect to indemnification, confidentiality and proprietary rights, shall survive such expiration or termination.

M. This Agreement (and all SOWs, amendments and attachments thereto) is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall be for accommodation only and shall not be binding upon the Parties. All communication, notices, or other documents to be made, given, or approved pursuant to this Agreement shall be made in the English language. For the avoidance of doubt, “including” as used in this Agreement means “including but not limited to.” All references to “this Agreement” in this Agreement shall mean “this Agreement as amended.”

N. By entering into this Agreement (including each SOW hereunder), Provider waives all terms and conditions contained in its order acknowledgment form, invoices or other documents that are different from or additional to the terms and conditions set forth in this Agreement, and all such different or additional terms and conditions shall be null and void. Client’s receipt of any Services provided by Provider hereunder and payment of any invoices are expressly made conditioned on Provider’s assent to the terms and conditions set forth in this Agreement.

O. This Agreement and the Attachments hereto (including any SOWs issued hereunder) and the Strategic Investment Agreement entered into contemporaneously by the Parties, contain the entire understanding of the Parties with respect to the subject matter contained herein, supersede any prior written or oral communications, and may be modified only in writing subject to mutual agreement of the Parties hereto. In the event of any conflict or inconsistency between the Strategic Investment Agreement and this Agreement, the terms of the Strategic Investment Agreement shall control. In the event of any express conflict or inconsistency between this Agreement and any SOW or other Attachment, the terms of this Agreement shall control unless explicitly modified in the applicable SOW.

* * * * *

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IN WITNESS WHEREOF, the Parties hereto, each by a duly authorized officer, have entered into this Agreement as of the Effective Date.

Agreed and accepted:	Agreed and accepted:

LIS Technologies, Inc	Starfire Industries, LLC

/s/Christo Liebenberg, CEO	/s/Brian Jurczyk

Signature	Signature

Christo Liebenberg, CEO	Brian Jurczyk, CEO

Date:	7/1/2025	Date:	7/1/2025

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Attachment A

Form Statement of Work

Statement of Work

This Statement of Work under the Professional Services Agreement between Starfire Industries, LLC (“Provider”) and LIS Technology, Inc. (“Client”) dated ______(the “Agreement”) is entered into this _____day of ______, 20 ____(the “Effective Date of this SOW”). The terms and conditions of the Agreement are hereby incorporated herein by reference. In the event of a conflict between the Agreement and a SOW, the terms of the Agreement shall prevail, unless the SOW expressly references the specific provision in the Agreement to be modified by the SOW. All capitalized terms that are used but not defined inthis SOW shall have the respective meanings given to them in the Agreement.

1. Description of Services. [Provide a general description of Services to be performed.]

2. Project Plan. [Describe the tasks, methods, procedures and timing of the steps Provider shall take to implement the Services and provide the Deliverables. See Section 3(J). Include project milestones.]

3. Deliverables. [List all Deliverables to be provided by Provider.]

4. Service Locations. [Indicate where the services are to be performed.]

5. Languages. [List any languages, other than English, that Client would like all materials to be delivered in. See Section 3(I)].

6. Acceptance Criteria. [Add acceptance criteria.]

7. Compensation. [Indicate the Fees and other compensation payable and whether the project is a time and materials project, a fixed-fee engagement, or a combination thereof. Invoicing should be tied to the achievement of particular milestones (e.g., the acceptance of Deliverables, etc.).]

8. Project Managers and Key Provider Positions. [Name each party’s project manager and any position considered vital to the success of the project. See Section 5(E).]

9. Provider Pre-Existing Materials. [List materials that Provider shall retain ownership of, if any. See Section 8(B)]

10. Third Party Property. [List third party products and materials, if any. See Section 8(C)]

11. Change Orders. Either Client or Provider may request a change to a to the scope or manner of provision of the Services subject to the following project change control process:

●	All requests for a change to a Project will be submitted in writing by the requesting Project Manager (a “Change Order”). Change Orders shall not be required for Services that are inherent, necessary or customarily part of the Services, are required by Provider to meet the Acceptance Criteria.
●	The Change Order will describe at a reasonable level of detail the change, the rationale for the change and the impact the change may have on the Services both if it is accepted and if it is rejected.
●	The Project Managers will review the Change Order and either:

●	approve it in writing. Upon such approval, the change will be implemented through a written authorization that may only be signed by the authorized representatives of Client and Provider; or
●	agree in writing to submit the Change Order for further investigation and to pay Provider for is reasonable changes, if any, for Provider’s investigation. Such investigation will determine the technical merits and the effect on price, schedule, and other terms and conditions that may result from the implementation of the Change Order.
●	Client and Provider will then agree to mutually approve or reject the Change Order. If Client and Provider do not agree, the parties shall attempt to resolve the disagreement in the manner set forth in the Agreement; or
●	reject it. If rejected, the Change Order will be returned to the requesting Project Manager along with the reason for rejection.

●	Once agreed to by the parties (and executed by an authorized representative of Client), a Change Order shall be incorporated into and become part of this SOW.

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IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered into this SOW as of the date first set forth above.

Agreed and accepted:		Agreed and accepted:

By:	SAMPLE	By:	SAMPLE

Name:		Name:

Title:		Title:

Date:		Date:

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Attachment B

Client Policies

As provided by Client.

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Attachment C

Screening Requirements

As agreed by the Parties.

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Attachment D

Insurance

Coverage. Provider shall maintain, at specific times during the Master Term, no less than the following insurance coverages and limits:

(i)	Workers’ Compensation and related insurance as prescribed by the law of the state in which the Services are to be performed;

(ii)	Employer’s Liability in the amount not less than $1,000,000 each accident / each employee:

(iii)	General liability in the amount not less than:

a.	for the remainder of the 2025 calendar year, $1,000,000 per occurrence and $2,000,000 in the aggregate;
b.	for the 2026 calendar year, $2,000,000 per occurrence and $4,000,000 in the aggregate;
c.	for the 2027 calendar year, $4,000,000 per occurrence and $8,000,000 in the aggregate;
d.	for the 2028 calendar year, $6,000,000 per occurrence and $12,000,000 in the aggregate;
e.	for the 2029 calendar year, $8,000,000 per occurrence and $16,000,000 in the aggregate; and
f.	for the 2030 calendar year and thereafter, $10,000,00 per occurrence and $20,000,000 in the aggregate.

(iv)	Automobile Liability in the amount not less than $1,000,000 per accident;

(v)	Excess / Umbrella Liability in the amount not less than:

a.	for the remainder of the 2025 calendar year: $1,000,000 per occurrence;
b.	for the 2026 calendar year: $2,000,000 per occurrence;
c.	for the 2027 calendar year: $4,000,000 per occurrence;
d.	for the 2028 calendar year, $6,000,000 per occurrence;
e.	for the 2029 calendar year, $8,000,000 per occurrence;
f.	for the 2030 calendar year and thereafter, $10,000,000 per occurrence; and

(vi)	Professional Liability in the amount of:

a.	for the remainder of the 2025 calendar year, $1,000,000 per claim and $1,000,000 in the aggregate;
b.	for the 2026 calendar year, $1,000,000 per claim and $2,000,000 in the aggregate;
c.	for the 2027 calendar year, $2,000,000 per claim and $4,000,000 in the aggregate;
d.	for the 2028 calendar year, $3,000,000 per claim and $6,000,000 in the aggregate;
e.	for the 2029 calendar year, $4,000,000 per claim and $8,000,000 in the aggregate;
f.	for the 2030 calendar year and thereafter, $5,000,000 and $10,000,000 in the aggregate.

Best Rating. Insurance companies affording coverage hereunder must have a A-VII or better rating, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies. If during the Master Term a Provider insurer fails to meet or exceed such rating, Provider will place such coverage with an insurer with such rating as soon as commercially reasonable.

Additional Insurance Provisions. (a) The General Liability and Excess Liability policies shall include Client, its affiliates, officers, directors and agents as additional insureds. (b) The General Liability and Excess Liability policies shall be primary and not contributory to any other insurance carried by or solely for the benefit of Client or any of its subsidiaries or affiliates.

(c) With respect to the General Liability and Excess Liability policies, Provider shall cause the insurance company to provide a waiver of subrogation in favor of Client. Provider shall provide Client with a certificate of insurance evidencing such above referenced insurance coverages, limits and endorsements or terms, prior to providing the Services under this Agreement and upon renewal of the insurance policies. The coverage limits outlined in (ii), (iii), (iv) and (vi) can be satisfied either througha primary policy or a combination of primary and Excess / Umbrella policies. Provider is responsible for paying the entire deductible/self-insured retention, if any, in each insurance policy.

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Attachment E

Strategic Investment Agreement

To be added.

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